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                     October 20, 2021

       Robert I. Kauffman
       Chairman and Chief Executive Officer
       Aldel Financial Inc.
       105 S. Maple Street
       Itasca, IL 60143

                                                        Re: Aldel Financial
Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed August 27,
2021
                                                            File No. 001-40244

       Dear Mr. Kauffman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance
       cc:                                              Janeane R. Ferrari